EXHIBIT 10.13

ASSISTED LIVING CONCEPTS, INC.

SUMMARY OF DIRECTOR COMPENSATION

In 2012, none of our directors were employees of the Company except for (i) Laurie A. Bebo, who served as our President and Chief Executive Officer until May 29, 2012, and (ii) Charles H. Roadman II, M.D., who was appointed as our interim President and Chief Executive Officer on May 29, 2012.  Ms. Bebo did not receive any compensation for her service as a director and was not nominated for reelection at our reconvened annual meeting on July 2, 2012.  In recognition of Dr. Roadman’s assumption of the interim President and Chief Executive Officer roles and expanded responsibilities, in addition to continuing to receive director compensation at the same rate as our non-employee directors, Dr. Roadman receives a cash payment of $2,000 per work day, use of a leased car (at a cost to the Company of $1,735 per month) and use of a furnished apartment in Milwaukee, Wisconsin (at a cost to the Company of $5,655 per month).  All non-employee directors and Dr. Roadman are paid an annual retainer of $20,000 per year, a fee of $2,500 for each Board or committee meeting they attend in person, and $500 for each Board or committee meeting they attend telephonically.  In addition, the annual retainer for the Board chairman is $75,000 and the annual retainer for the vice chairmen is $50,000.  The annual retainer for the chairs of the Audit Committee and the Compensation Nomination and Governance Committee is an additional $15,000 and the annual retainer for the Executive Committee chair is an additional $10,000.  No tandem stock options/stock appreciation rights options were granted to non-employee directors or Dr. Roadman in 2012.  10,000, 10,000 and 8,000 tandem stock options/stock appreciation rights were awarded to each non-employee director on May 2, 2011, May 3, 2010 and April 30, 2009, respectively, with exercise prices of $17.49, $8.28 and $16.05, respectively.  Non-employee directors and Dr. Roadman may receive yearly grants of additional stock-based awards as determined by the full board of directors.  Non-employee directors and Dr. Roadman are reimbursed for expenses incurred in connection with attending Board and committee meetings.